                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [X] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Antex Biologics Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                              ANTEX BIOLOGICS INC.
                             300 PROFESSIONAL DRIVE
                            GAITHERSBURG, MD  20879

                  ---------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 1998
                  ---------------------------------------------


     The Annual Meeting of Stockholders of Antex Biologics Inc. (the "Company") will be held on Tuesday, June 9, 1998, at 10:00 a.m. at the Courtyard by Marriott, 805 Russell Avenue, Gaithersburg, Maryland, for the following purposes:

        1. To reelect Charles J. Coulter and V. M. Esposito to the Board of Directors to serve as Class III directors for three-year terms;

        2. To consider and take action on a proposal to approve an amendment of the Company's Certificate of Incorporation to effect a reverse stock split of outstanding shares of the Company's common stock.

        3. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent public accountants to audit the Company's accounts for the fiscal year ending December 31, 1998; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 10, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by stockholders for any purpose germane to the meeting during normal business hours at the Company's offices at 300 Professional Drive, Gaithersburg, Maryland 20879.

                                              By Order of the Board of Directors



                                              GREGORY C. ZAKARIAN
                                              Secretary




April 13, 1998

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE THE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                              Antex Biologics Inc.
                             300 Professional Drive
                          Gaithersburg, Maryland 20879

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                   To be Held
                                  June 9, 1998

         This Proxy Statement is furnished to the stockholders of Antex Biologics Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company to be held on June 9, 1998, and any adjournment or adjournments thereof. A copy of the notice of meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement and enclosed form of proxy will commence on or about April 13, 1998.

         Only stockholders of record at the close of business on April 10, 1998, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, the Company had issued and outstanding 22,480,304 shares of common stock, which are the only securities of the Company entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote.

         A quorum for the meeting requires the presence in person or by proxy of the holders of a majority of the outstanding shares of common stock. Assuming a quorum is present, two directors of the Company will be elected by a plurality of the votes cast by stockholders present or represented and entitled to vote at the meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock is required for the approval of the proposed reverse stock split. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock present or represented and entitled to vote at the Annual Meeting is required for the ratification of the appointment of auditors for the current fiscal year.

         Abstentions will have no effect on the outcome of the vote for the election of the directors. In determining whether the reverse stock split has obtained the required number of affirmative votes, abstentions and shares held in "street name" by a broker or nominee who has indicated the absence of discretionary authority to vote such shares (a "broker non-vote") have the effect of a "no" vote. For purposes of a vote for the ratification of the appointment of auditors for the current fiscal year, which requires the affirmative vote of a majority of the shares present or represented and entitled to vote, shares as to which a holder abstains from voting effectively constitute "no" votes since such shares nevertheless are considered present at the meeting and broker non-votes are not counted as shares entitled to vote on such matter.

         Stockholders who execute proxies may revoke them by giving written notice to the Secretary of the Company at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder notifies the Secretary of the meeting in writing prior to the voting of the proxy.

         The Board of Directors does not know of any matter, other than those described herein, that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by such proxy on any such matter in accordance with their judgment. All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld and, where a choice is specified as to the proposal, they will be voted in accordance with such specification. If no instructions are given, the persons named in the enclosed proxy intend to vote for the nominees for reelection as directors as set forth below, for the approval of the Certificate Amendment, and for the ratification of Coopers & Lybrand L.L.P. as the independent public accountants to audit the Company's accounts for the fiscal year ending December 31, 1998.

         The Company will bear the cost of soliciting proxies, including the cost of mailing the proxy material, and will reimburse banks, brokers and other custodial nominees and fiduciaries for the costs of supplying the proxy material to beneficial owners of the common stock. The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. The Company has agreed to pay MacKenzie a fee not to exceed $5,000; to reimburse MacKenzie for their out-of-pocket expenses, estimated at no more than $15,000; and to indemnify MacKenzie against any losses, claims, damages, liabilities or expenses to which they may become subject arising from or in connection with their solicitation services. Directors, officers, and regular employees of the Company (who will not be specifically compensated for such service) also may solicit proxies in person or by telephone.

         The 1997 Annual Report to Stockholders is enclosed herewith. The Annual Report, which includes financial statements, does not form any part of the proxy solicitation materials.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of April 10, 1998 regarding the beneficial ownership of the Company's common stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The persons named in the table below have advised the Company that they have sole voting power and sole investment power with respect to all shares of common stock shown as beneficially owned by them, except as otherwise indicated.

                                                                NUMBER OF SHARES
                                                                OF COMMON STOCK                 PERCENTAGE
   NAME AND ADDRESS(1)                                       BENEFICIALLY OWNED(2)             OF CLASS(2)
   ----------------                                         ------------------------           -----------


SmithKline Beecham Biologicals Manufacturing s.a.                 7,732,276(3)                   25.84%
  Rue de L'Institut 89
  B-1330 Rixensart
  Belgium

 Ruki Renov                                                       2,191,472(4)                    8.99%
  c/o D. H. Blair & Co., Inc.
  44 Wall Street
  New York, N.Y.  10005

Ester Stahler                                                     2,191,472(4)                    8.99%
  c/o D. H. Blair & Co., Inc.
  44 Wall Street
  New York, N.Y.  10005

V. M. Esposito, Ph.D.                                             2,443,435(5)(6)(7)              9.94%

Charles J. Coulter                                                   70,309(8)                       *

Bruce E. Elmblad                                                     52,234(8)                       *

Donald G. Stark                                                     106,024(9)                       *

Gregory C. Zakarian                                                 555,834(10)                   2.44%

Theresa M. Stevens                                                   80,833(8)                       *

 All directors and executive officers
   (7 persons in group)                                           3,308,669(11)                  13.02%

----------

*    less than 1%

(1) The address for all of the named individuals is c/o Antex Biologics Inc., 300 Professional Drive, Gaithersburg, MD 20879, unless otherwise noted.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3) In accordance with an exchange option agreement, includes 3,595,264 shares issuable upon the exchange of an existing ownership interest in MicroCarb Human Vaccines Inc. ("MCHV"); and 1,198,421 shares issuable upon the exercise of a $1.0 million option to increase ownership interest in MCHV and the subsequent exchange of such additional ownership interest. Additionally, in accordance with a warrant agreement, includes 2,938,591 shares issuable upon the exercise of warrants.

(4) Consists solely of shares issuable upon the exercise of options and warrants arising from option granted to private placement agent.

(5) Excludes 39,083 shares that are subject to an escrow arrangement entered into by certain of the Company's stockholders and optionholders in connection with the Company's initial public offering under which such shares will be forfeited on May 11, 1998 (the "Escrow Arrangement").

(6) Includes 2,405,270 shares issuable upon the exercise of options (excluding 20,003 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).

(7) Includes 20,000 shares owned by a trust of which Dr. Esposito's wife is sole trustee and as to which he disclaims beneficial ownership.

(8)  Consists solely of shares issuable upon the exercise of options.

(9)  Includes 70,309 shares issuable upon the exercise of options.

(10) Includes 550,834 shares issuable upon the exercise of options (excluding 6,666 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).

(11) Excludes 39,083 shares which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement. Includes 3,229,789 shares issuable upon the exercise of options (excluding 26,669 options which will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement).


                                    ITEM 1.
                           ELECTION OF TWO DIRECTORS

         The Board of Directors of the Company is divided into three classes which are required to be as nearly equal in size as possible. Directors are elected for three-year terms. At the 1995 Annual Meeting, Charles J. Coulter and V.M. Esposito were reelected as Class III directors (terms to expire at the 1998 Annual Meeting). At the 1996 Annual Meeting, Bruce E. Elmblad was elected as a Class I director (term to expire at the 1999 Annual Meeting). At the 1997 Annual Meeting, Donald G. Stark was reelected as a Class II director (term to expire at the 2000 Annual Meeting). At the 1998 Annual Meeting, the stockholders will elect two Class III directors, whose terms will extend until the 2001 Annual Meeting.

         The Board of Directors has nominated Charles J. Coulter and V. M. Esposito for reelection as Class III directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for either of the nominees will be voted (unless either of the nominees is unable or unwilling to serve) for the election of the nominees as Class III directors. The Board of Directors knows of no reason why either nominee will be unable or unwilling to serve, but if such should be the case, the persons named in the proxy will have the authority to vote the proxy for the election of a replacement nominee selected by the Board of Directors.


NOMINEES, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

         The names of the nominees for election as directors, each continuing director, and each executive officer, and each such individual's age, positions and offices held with the Company, years of service as a director, if applicable, principal occupation and business experience during the past five years, and certain other directorships held is set forth below. The following descriptions are based on information provided by such persons.

         V. M. ESPOSITO, PH.D., age 57, has served as President, Chief Executive Officer and a director of the Company since May 1992. In July 1992, he was elected Chairman of the Board of Directors. From April 1987 until joining the Company, Dr. Esposito was the Founder and served as the President and Chief Executive Officer of Theracel Corporation, a privately-owned biotechnology company.

         CHARLES J. COULTER, age 72, has been a director of the Company since October 1992. Mr. Coulter was President of American Research and Development, a venture capital organization, from 1973 until his retirement in June 1992.

         BRUCE E. ELMBLAD, age 69, has been a director the Company since April 1995. Mr. Elmblad has been the President of Venture Investment Advisors, Inc., a venture capital organization, since November 1994. From April 1990 to October 1994 he was a Partner with SED Partners and the President of SEC Management Company, Inc., two venture capital organizations. Mr. Elmblad is currently a director of two publicly-held companies, Martek Biosciences Corporation and PCD, Inc.

         DONALD G. STARK, age 71, has been a director of the Company since October 1992. From September 1987 until his retirement in September 1992, Mr. Stark served as the Vice Chairman of the Board of Nova Pharmaceutical Corporation.

         LARRY R. ELLINGSWORTH, PH.D., age 47, has served as Vice President, Research and Development of the Company since December 8, 1997. From October 1996 to November 1997, he was Executive Vice President, Research and Chief Scientific Officer of Metamorphix, Inc., a privately-held biopharmaceutical company. Previously, from November 1995 to September 1996, he was Executive Vice President, Chief Scientific Officer and a director of Cystar, Inc., a privately-held biopharmaceutical company. From May 1991 to December 1994, he was Vice President, Operations for Celtrix Pharmaceuticals, Inc., a publicly-held biopharmaceutical company.

         THERESA M. SMITH, ESQ., age 37, has served as Vice President, Corporate Development of the Company since September 1996. From January 1995 to September 1996, Ms. Smith served as a patent attorney for the law firm of Armstrong, Westerman, Hattori, McLeland & Naughton. Previously, she was a patent attorney with the law firm of Pennie & Edmonds from August 1993 to January 1995. Prior to August 1993, she worked as a patent attorney in the legal department of The DuPont Merck Pharmaceutical Company.

         GREGORY C. ZAKARIAN, CPA, age 49, has served as Vice President, Administration, Chief Financial Officer and Treasurer of the Company since September 1992. He has served as Secretary of the Company since November 1993, and was Assistant Secretary of the Company from September 1992 until October 1993. Prior to September 1992, Mr. Zakarian spent most of his career in the field of public accounting.

         The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board on matters relating to employee compensation and benefits, determines the compensation of the officers and other key employees, and administers the Stock Option Plan. The current members are Charles J. Coulter, Bruce E. Elmblad and Donald G. Stark (chair). The Audit Committee of the Board of Directors reviews and monitors the Company's financial reporting and accounting practices. The current members are Charles J. Coulter (chair), Bruce E. Elmblad and Donald G. Stark. The Company does not have a nominating committee.

         During 1997, the Board of Directors met six times, the Compensation Committee met four times and the Audit Committee met once.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Company's common stock, file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the common stock and reports of change in beneficial ownership of the common stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1997, and on the written representations made by such persons that no other such reports were required, the Company is not aware of any noncompliance with Section 16(a) during 1997.


                             EXECUTIVE COMPENSATION

         The following table sets forth information for each of the Company's last three fiscal years concerning the compensation earned by each of the Company's executive officers whose compensation, consisting of salary and bonuses, exceeded $100,000 for the year ended December 31, 1997 (the "named executive officers").



                                                       SUMMARY COMPENSATION TABLE

                                                                         Long-Term Compensation
                                                                  ------------------------------------
                                      Annual
                                   Compensation                          Awards              Payouts
                       ------------------------------------------------------------------------------------------
                                                                                Securities             All Other
     Name and                                         Other       Restricted    Underlying     LTIP     Compen-
     Principal                                        Annual         Stock       Options/      Pay-     sation
     Position      Year    Salary ($)   Bonus ($)   Compensat.($)   Awards($)     SARs(#)     outs($)    ($)
-----------------------------------------------------------------------------------------------------------------
 V.M. Esposito,   1997     300,000         50,000        --             --               --     --     59,738(2)
 Ph.D., Chief     1996     257,990        175,000        --             --        1,000,000     --     64,023
 Executive        1995     230,000             --        --             --        1,250,000     --     88,674
 Officer(1)


 G.C. Zakarian,   1997     141,672             --        --             --           50,000     --     29,202(2)
 Chief Financial  1996     127,212         30,000        --             --          125,000     --     26,739
 Officer(1)       1995     118,000             --        --             --          325,000     --     34,918


 T. M. Stevens,   1997     122,005             --        --             --           35,000     --         --
 Vice President,  1996      30,000             --        --             --          200,000     --         --
 Corporate
 Development

___________

(1) Pursuant to the terms of the Company's private placement, the compensation of these named executive officers of the Company (except for options, warrants and similar equity incentives) could not be increased for a period ending 13 months following the April 1995 termination date of the offering.

(2) Consists of premiums paid by the Company on a split dollar life insurance policy held by the individual.

         The following table sets forth individual grants of stock options to the named executive officers during the year ended December 31, 1997.


                                         OPTION GRANTS IN 1997

                        Number of             Percent of
                        Securities           Total Options
                        Underlying              Granted             Exercise
                         Options             to Employees             Price             Expiration
        Name           Granted (#)          in Fiscal Year          ($/Share)              Date
 ------------------------------------------------------------------------------------------------------
 G. C. Zakarian         50,000(1)                10.7%                $0.69              06/02/07

 T. M. Stevens         35,000(1)                  7.7%                $0.66              09/16/07

------
(1) Options vest ratably on a monthly basis over the 48 months following date of grant.


         The following table sets forth information concerning stock options exercised during 1997 and the value of unexercised stock options held at December 31, 1997 by the named executive officers.


                                        AGGREGATED OPTION EXERCISES IN 1997
                                             AND YEAR-END OPTION VALUES

                                                                       Number of
                                                                      Securities            Value of
                                                                      Underlying          Unexercised
                                                                  Unexercised Options     In-the-Money
                                                                    at Year-End (#)   Options at Year-End
                         Shares Acquired on                        Exercisable (E)/     Exercisable (E)/
 Name                       Exercise (#)     Value Realized ($)    Unexercisable (U)   Unexercisable (U)
 ---------------------------------------------------------------------------------------------------------------
 V. M. Esposito, Ph.D.           0                   --             2,377,719(E)(1)       $821,329(E)
                                                                      182,292(U)           $57,422(U)

 G. C. Zakarian                  0                   --               551,250(E)(2)       $186,199(E)
                                                                       43,750(U)            $8,203(U)

 T. M. Stevens                   0                   --                64,687(E)              $791(E)
                                                                      170,313(U)            $7,865(U)

__________

(1) Includes options to purchase 20,003 shares that will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement.

(2) Includes options to purchase 6,666 shares that will be forfeited on May 11, 1998 in accordance with the terms of the Escrow Arrangement.


COMPENSATION OF DIRECTORS

         Only directors who are not employees of the Company are compensated for their services as directors. Prior to May 1, 1997, each nonemployee director was paid $1,000 for each meeting of the Board of Directors which he attended. In addition, each nonemployee director received $500 for each meeting of a committee of the Board attended in person and held separately. Directors also are reimbursed for their expenses incurred in attending Board and committee meetings. Effective May 1, 1997, each nonemployee director is also paid an annual retainer of $10,000 as compensation for services.

         The 1992 Directors' Stock Option Plan (the "Directors' Plan"), as amended January 1997, provides for the grant by the Company of options to purchase up to an aggregate of 1,700,000 shares of the Company's authorized but unissued common stock (subject to adjustment, in certain cases, including stock splits, recapitalizations and reorganizations). Each member of the Board of Directors of the Company who is not an employee of the Company qualifies to participate in the Directors' Plan. Upon initial election to the Board, a director is granted an option to purchase the number of shares of common stock equal to $20,000 ($10,000 if elected on or after the six-month anniversary of the most recent annual stockholders meeting) divided by the greater of the market price of the common stock on the date of grant or $0.50. At the time of reelection to serve or upon continuing to hold office for the following year, a director is granted an additional option to purchase the number of shares of common stock equal to $20,000 divided by the greater of the market price of the common stock on the date of the grant or $0.50. For directors who have served for at least three years, this basic annual grant is supplemented every third year by an additional grant of an option to purchase a number of shares of common stock equal to 150% of the number of shares covered by the basic grant. Vesting occurs quarterly in four equal installments over a period of one year following the date of grant. All stock options granted under the Directors' Plan have a five-year term. At December 31, 1997, options to purchase 202,352 shares of common stock were outstanding under the Directors' Plan.


EMPLOYMENT CONTRACTS

         Dr. Esposito entered into an agreement with the Company which commenced January 1, 1996 and expires on December 31, 2000. The agreement requires Dr. Esposito to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $325,000 through December 31, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Dr. Esposito also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on thirty-six months' prior notice or without notice upon payment of severance equal to thirty-six months' salary and any bonus to which he would have been entitled.

         Gregory C. Zakarian is employed under an agreement with the Company which commenced May 1, 1995 and expires on April 30, 1998. Like Dr. Esposito's agreement, Mr. Zakarian's agreement requires him to devote his entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by him during his employment. The agreement provides for an annual base salary of $145,000 through April 30, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Mr. Zakarian also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on twelve months' prior notice or without notice upon payment of severance equal to twelve months' salary and any bonus to which he would have been entitled.

         Theresa M. Stevens is employed under an agreement with the Company which commenced October 1, 1997 and expires on September 30, 2000. Like Dr. Esposito's agreement, Ms. Stevens' agreement requires her to devote her entire business time to the Company, not to compete with the Company for a period of two years after termination of employment with the Company and to assign to the Company all rights to technology discovered by her during her employment. The agreement provides for an annual base salary of $128,000 through September 30, 1998, and thereafter is subject to adjustment by the Board, provided that it is not less than the prior year's base salary. Ms. Stevens also is eligible to receive bonuses as determined by the Board. The agreement provides for termination by the Company on six months' prior notice or without notice upon payment of severance equal to six months' salary and any bonus to which she would have been entitled. The agreement also provides that if Ms. Stevens is terminated within one(1) year of a "change in control", related to such change in control, then she will receive salary and benefits for a period of twelve months, net of any employment earnings she may receive from other sources during the twelve-month period.

                                    ITEM 2.
             APPROVAL OF AMENDMENT OF CERTIFICATE OF INCORPORATION
              TO EFFECT REVERSE STOCK SPLIT OF OUTSTANDING SHARES
                                OF COMMON STOCK

         The Board of Directors is seeking to obtain stockholder authorization for the Board of Directors of the Company at its discretion to amend the Certificate of Incorporation of the Company (the "Certificate Amendment") to effect a reverse split of the Company's common stock (the "Reverse Stock Split"). If approved by the stockholders, the Board will have the authority without further stockholder approval to effect the Reverse Stock Split within the limits discussed below at a ratio (the "Split Factor") to be determined at a later time. The Board of Directors reserves the right notwithstanding stockholder approval and without further action or approval by the stockholders, to decide not to proceed with the Certificate Amendment, if at any time prior to its effectiveness it determines, in its sole discretion, that the Certificate Amendment is no longer in the best interests of the Company and its stockholders. While the exact Split Factor has not yet been determined by the Board, the stockholders are being asked to approve any reverse stock split between one-for-four and one-for-ten.

         As warranted by business conditions, it is the intent of the Board to attempt to meet the requirements for listing the Company's common stock on the Nasdaq Small Cap Market ("Nasdaq") or the American Stock Exchange ("Amex") at the earliest possible time. Listing on the Nasdaq or the Amex requires that certain thresholds be met relating to assets, capital, share price and number of stockholders. The Board of Directors of the Company believes that since all other conditions are met to list the Company's common stock on these exchanges, except the share trading price, the Certificate of Incorporation should be amended to effect a Reverse Stock Split, if it is in the best interest of both the Company and its stockholders at that time.

EFFECT OF REVERSE STOCK SPLIT

         The Company is currently authorized to issue 95,000,000 shares of common stock, of which 22,480,304 shares were issued and outstanding as of the Record Date. The Company is further authorized to issue 5,000,000 shares of Preferred Stock, of which no shares were issued and outstanding as of the Record Date. If effected, the Reverse Stock Split would reduce the number of outstanding shares of common stock to approximately 2,248,030 to 5,620,076, depending on the Split Factor selected by the Board. The proposed Reverse Stock Split would not affect any stockholder's proportionate equity interest in the Company or the number of authorized shares. None of the rights currently accruing to holders of common stock will be affected by the Reverse Stock Split.

         The following table illustrates the principal effects of the Reverse Stock Split of the Company's common stock (without giving effect to any adjustments for fractional shares):


======================================================================================================================
                                                                      Number of Shares as of March 26, 1998
----------------------------------------------------------------------------------------------------------------------
                                                        Prior to Reverse Stock Split     After Reverse Stock Split
                                                        ----------------------------  ----------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                                          1 for 10    1 for 4
                                                                                          --------    -------
----------------------------------------------------------------------------------------------------------------------
 Outstanding
     Preferred Stock                                                 0                                       0
----------------------------------------------------------------------------------------------------------------------

 Common Stock
     Actually outstanding                                   22,480,304                   2,248,030 -  5,620,076
     Issuable upon exercise of Options and Warrants         21,939,239                   2,193,923 -  5,484,810
     Total "as-converted"                                   44,419,543                   4,441,954 - 11,104,886
----------------------------------------------------------------------------------------------------------------------

 Authorized
     Preferred Stock                                         5,000,000                          5,000,000
     Common Stock                                           95,000,000                         95,000,000
======================================================================================================================

 Stockholders' equity at December 31, 1997                  $5,816,540                         $5,816,540
 Stockholders' equity per share at December 31, 1997            $0.26                       $2.59 - $1.03
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
 Net loss for calendar year ended December 31, 1997           $442,676                           $442,676
 Net loss per share for calendar year ended
   December 31, 1997                                            $0.02                         $0.20 - $0.08
======================================================================================================================

BACKGROUND AND REASONS FOR THE PROPOSAL

         In January 1995, the Company received a notice from The Nasdaq Stock Market that because the Company's net worth was less than $1,000,000 for a period of three months, The Nasdaq Stock Market was required to delete the Company's securities from the Small Cap Market of The Nasdaq Stock Market for failure to meet the minimum net worth requirement for continued listing.

         The Company is taking steps which may in the future allow it to comply with all the listing requirements of the Nasdaq or the Amex. A listing on the Nasdaq or the Amex would significantly enhance the marketability of the Company's common stock by broadening the range of investors who may consider holding the Company's common stock. A significant percentage of individual investors as well as large institutional investors may currently avoid investing in the Company's common stock because of institutional policies relating to lower-priced stocks, and because of the lack of readily available market price information. The Board of Directors believes that a listing on the Nasdaq or the Amex may remove such impediments to investor interest and enhance the Company's ability to obtain additional funding from the public markets and to use common stock for acquisitions and similar purposes.

         Additionally, the policies and practices of many brokerage houses tend to discourage brokers within those firms from dealing in lower-priced stocks. Some of such policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make handling of lower-priced stocks economically unattractive to brokers. The structure of trading commissions also tends to have an adverse impact upon holders of lower-priced stock because the brokerage commission payable on its sale generally represents a higher percentage of the sales price than on higher-priced stock.

         In light of these factors, the Board of Directors believes that the relatively low share price of the common stock, when compared with the market prices of the common stock of publicly-held companies in the same or comparable industries, impairs the marketability of the common stock and creates a negative impression of the Company. The foregoing factors adversely affect not only the liquidity of the common stock, but also the Company's ability to raise capital through further sales of equity securities and to use common stock for acquistions and similar purposes. The increase in the market price of the Company's stock as a result of the Reverse Stock Split is expected to enhance the marketability of the stock to the financial community and the investing public at large.

         The Board is hopeful that the Reverse Stock Split will result in a trading price for the Company's common stock that meets the requirements of the Nasdaq or the Amex and that will better suit the preferences of institutional investors and brokerage firms described above and mitigate the adverse impact of trading commissions on the potential market for the Company's shares. There can be no assurance, however, that the increased market price of the common stock after the Reverse Stock Split will enhance the aggregate value of the Company's capitalization, will be sustained or will meet the requirements of the Nasdaq or the Amex.

         In order to obtain a listing on the Nasdaq or the Amex, an issuer's stock must initially trade at a minimum price of $4.00 per share or $3.00 per share, respectively. As of the close of trading on Thursday, March 26, 1998, the average of the bid and ask prices for the Company's common stock was $1.016 on the OTC Bulletin Board. The proposed Reverse Stock Split is intended to raise the trading price of the Company's stock in order to meet the Nasdaq's or the Amex's minimum trading price requirement.

         In the event that the stockholders fail to approve the Reverse Stock Split, the Company's common stock may not trade at a price above $4.00 or $3.00 per share even though all other criteria required for listing on the Nasdaq or the Amex, respectively, are met. Since a minimum bid price of $4.00 or $3.00 per share is a requirement of the Nasdaq or the Amex, respectively, for the inclusion of the Company's common stock as a Nasdaq or an Amex security, it is unlikely that the inclusion of the Company's common stock in the Nasdaq or the Amex will occur if the Reverse Stock Split is not effected. As a result, sales of the Company's stock would continue to only be reported in the National Daily Quotation Service published by the National Quotation Bureau, Inc. and certain electronic quotation services and would not be readily available in newspapers. To the extent that no sales of the Company's stock occur, no listing would be published by the National Quotation Bureau, Inc.

         The Company is not aware of any current efforts to accumulate common stock or obtain control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device. The Reverse Stock Split is being proposed with a view toward enhancing marketability of the Company's common stock by obtaining a common stock price in a range more acceptable to the investment community.


EXECUTION AND CONSEQUENCES OF REVERSE STOCK SPLIT

         Exchange of Stock Certificates

         Each stock certificate representing issued and outstanding shares of common stock prior to the effective date of the Reverse Stock Split will, after such effective date, represent the appropriate number of shares of common stock reflecting the Reverse Stock Split. IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING STOCK CERTIFICATES.

         Payment for Fractional Shares

         No scrip or fractional certificates will be issued in the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the Split Factor will be entitled to receive a cash payment in lieu thereof at a price equal to the fair market value of the stock as determined by the Board on the effective date of the Reverse Stock Split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or its transfer agent, as the case may be, concerning ownership of such funds within the time permitted in such jurisdictions. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they are paid.

         Certain Federal Income Tax Consequences

         The following description of federal income tax consequences of the Reverse Stock Split is based on the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as non-resident aliens, broker-dealers or insurance companies). Furthermore, no foreign, state or local tax consequences are discussed herein. Accordingly, stockholders are urged to consult their own tax advisors to determine the specific tax consequences of the Reverse Stock Split to them.

         The exchange of shares of stock for shares of post-split stock will not result in recognition of gain or loss (except in the case of cash received for fractional shares as described below). The holding period of the shares of post-split stock will include the stockholder's holding period for the shares of stock exchanged therefor, reduced by the tax basis allocable to the receipt of cash in lieu of fractional shares.

         A stockholder who receives cash in lieu of fractional shares will be treated as if the Company has issued fractional shares to him or her and then immediately redeemed them for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split stock allocable to such fractional shares, had such fractional shares actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period for his or her stock exceeds 12 months.

         Vote Required

         Approval of the Reverse Stock Split and adoption of the Certificate Amendment require the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company's common stock. Abstentions and broker non-votes will be counted as votes against adoption of the Certificate Amendment. Any stockholder entitled to vote may vote part of his or her shares in favor of the proposed Certificate Amendment and refrain from voting shares against the proposed Amendment. In such a case, the stockholder must specify the number of shares which he or she is voting affirmatively or else it will be conclusively presumed that such stockholder intended to vote all of his or her shares in favor the proposed Certificate Amendment. The Board of Directors unanimously recommends that stockholders vote "FOR" adoption of the Proposal.


                                    ITEM 3.
                    RATIFICATION OF APPOINTMENT OF AUDITORS

    The firm of Coopers & Lybrand L.L.P., independent certified public accountants, has audited the books and records of the Company for 1997 and the Board of Directors desires to continue the services of this firm for the current fiscal year. Accordingly, the Board recommends that the stockholders vote FOR the ratification of the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. to audit the books and accounts of the Company for the current fiscal year.

    A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so. If the stockholders do not ratify the selection of this firm, the Board of Directors will consider the selection of another firm of independent certified public accountants.


                             STOCKHOLDER PROPOSALS

    Any stockholder proposal intended to be presented at the 1999 Annual Meeting must be received by the Secretary of the Company on or before January 3, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy for the Annual Meeting. Any such proposal must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to stockholders' proposals.

                                              By Order of the Board of Directors



                                              GREGORY C. ZAKARIAN
                                              Secretary
April 13, 1998

                              ANTEX BIOLOGICS INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all prior proxies, hereby appoints V. M. Esposito and Gregory C. Zakarian, or either of them, with full power of substitution, as proxies to represent and vote on my behalf at the Annual Meeting of Stockholders of Antex Biologics Inc. (the "Company") to be held on June 9, 1998, and at any adjournment or adjournments thereof (the "Meeting"), all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side upon those matters, and in their discretion, upon such other matters as may come before the Meeting.

  Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

 X       Please mark votes
         as in this example


     1. Election of Directors                FOR       WITHHOLD                                       FOR    AGAINST     ABSTAIN
           Nominees:  Charles J. Coulter
                      V. M. Esposito                                2.       Amendment of Certificate
                                                                             of Incorporation.

                                                                    3.       Ratification of Coopers
                                                                             & Lybrand L.L.P.
                                                                             as Independent Auditors.

                                                                    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE
                                                                    MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                                    IF NO DIRECTION IS GIVEN, A SIGNED PROXY WILL BE VOTED
                                                                    "FOR" PROPOSALS 1 THROUGH 3.



SIGNATURE(S)                                                                                  DATE:                   , 1998
             ----------------------       --------------------------------------------------       -------------------
                                                      SIGNATURES IF HELD JOINTLY


 NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE TITLE AS SUCH.